CONSENT OF PATKE & ASSOCIATES, LTD.

We hereby consent to the reference in this registration statement of (i) our report dated March 15, 2010 on the financial statements of Atlas Futures Fund, Limited Partnership as of December 31, 2009 and 2008, and the related statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2009; and, (ii) our report dated May 10, 2010 on the financial statements of Atlas Futures Fund, Limited Partnership as of March 31, 2010 and the related statements of operations, changes in net assets and cash flows for the three months ended March 31, 2010 and 2009 (iii) our report dated March 16, 2010 on the financial statements of Ashley Capital Management, Inc. as of December 31, 2009 and 2008, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 2009.

/s/ Patke & Associates, Ltd.
Patke & Associates, Ltd.

Date:  June 25, 2010
Lincolnshire, Illinois

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